UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
July 24, 2008
(Date of earliest event reported)

Double-Take Software, Inc.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-33184	20-0230046
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

257 TURNPIKE ROAD, SUITE 210
SOUTHBOROUGH, MASSACHUSETTS	01772	877-335-5674
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(d) On July 24, 2008, the Board of Directors of Double-Take Software, Inc. increased the size of the Board from five to six members and appointed Deborah M. Besemer to serve as a director of the Company until the 2009 annual meeting of stockholders and until her successor is duly elected and qualified. The Board also appointed Ms. Besemer to serve as a member of its Nominating and Corporate Governance Committee and its Compensation Committee.
Consistent with the Company’s compensation policy for non-employee directors and in connection with her initial appointment to the Board, Ms. Besemer will receive 25,000 stock options on August 1, 2008 that will vest on the one-year anniversary of her appointment as a director. Otherwise, Ms. Besemer will be compensated under the terms of the Company’s compensation policy for non-employee directors as in effect from time to time, which currently provides for an annual fee of $14,000, a per meeting fee of $2,000 (or $1,000 for each meeting attended by telephone conference), and an annual grant of 12,500 stock options. Per meeting fees will not be paid for committee meetings that occur on the same day as a board meeting for which a fee is paid.
In connection with Ms. Bessemer’s appointment to the Board, she and the Company entered into the Company’s standard form of indemnification agreement for executive officers and directors, the form of which was previously filed as an exhibit to the Company’s registration statement on Form S-1 (File No. 333-136499).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Double-Take Software, Inc.
Date: July 29, 2008	By:	/s/ S. CRAIG HUKE
S. Craig Huke
Vice President and Chief Financial Officer